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Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WESTERN GAS RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	84-1127613 (I.R.S. Employer Identification No.)
12200 North Pecos Street Denver, Colorado 80234 (303) 452-5603 (Address, Including Zip Code, and Telephone Number of Registrant's Principal Executive Offices)

2002 STOCK INCENTIVE PLAN
(Full Title of the Plan)

John C. Walter, Esq.
Executive Vice President, General Counsel and Secretary
Western Gas Resources, Inc.
12200 North Pecos Street
Denver, Colorado 80234
(303) 452-5603
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.10 per share, including Series A Junior Participating Preferred Stock purchase rights attached thereto(2)	1,250,000 shares	$33.09	$41,362,500	$3,346.23

(1)
This registration statement, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act"), covers any additional shares of common stock, par value $.10 per share ("Common Stock"), of Western Gas Resources, Inc. (the "Registrant"), which become issuable under the 2002 Stock Incentive Plan (the "Stock Plan") by reason of any stock dividend, stock split, recapitalization, exchange of shares or other similar transaction effected without receipt of consideration which results in an increase in the number of shares of Common Stock outstanding.

(2)
On March 22, 2001, the Board of Directors of the Registrant declared a dividend distribution of one Series A Junior Participating Preferred Stock purchase right for each outstanding share of Common Stock to stockholders of record at the close of business on April 9, 2001 (the "Record Date"). The description and terms of the Series A Junior Participating Preferred Stock purchase rights are set forth in the Rights Agreement (the "Rights Agreement"), dated as of March 22, 2001, between the Registrant and Fleet National Bank, as Rights Agent. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred only with the Common Stock. The value attributable to such rights, if any, is reflected in the market price of the Common Stock. Pursuant to the Rights Agreement, such rights will also be issued in respect of all shares of Common Stock that the Registrant issues after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date (each as defined in the Rights Agreement). In respect of shares of Common Stock of the Registrant issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement after the Distribution Date and prior to the Expiration Date, the Rights Agreement states that the Registrant will, provided that certain circumstances are not present, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale.

(3)
The proposed maximum offering price per share was estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Act and is based on the average of the high and low prices for the Common Stock on the New York Stock Exchange on March 3, 2003 of $33.09 per share.

EXPLANATORY NOTE

        The Registrant has prepared this registration statement in accordance with the requirements of Form S-8 under the Act, to register shares of its Common Stock. Under cover of this Form S-8 is a reoffer prospectus that the Registrant prepared in accordance with Part I of Form S-3 under the Act. The reoffer prospectus may be utilized for reofferings and resales of up to 1,250,000 shares of common stock acquired by the prospective selling stockholders under the Stock Plan. (In the event of a future anti-dilution adjustment relating to the number of shares issuable upon exercise of the options, the number of shares set forth in the reoffer prospectus will be appropriately adjusted.) The reoffer prospectus does not contain all the information set forth in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in the reoffer prospectus as to the contents of any agreement, instrument or other document are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

Reoffer Prospectus

1,250,000 Shares
Western Gas Resources, Inc.
Common Stock

        This reoffer prospectus relates to 1,250,000 shares of common stock, par value $.10 per share, of Western Gas Resources, Inc., or Western, that may be offered for sale from time to time by the selling stockholders named herein or in a supplement to this reoffer prospectus. The selling stockholders may acquire the common stock in connection with Western's 2003 Stock Incentive Plan (the "Stock Plan"). We will not receive any proceeds from the sale of shares of common stock by any selling stockholder.

        You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision. The prospectus supplement will describe the means of distribution for any shares of common stock sold by the selling stockholders. For general information about the distribution of the common stock offered, please see "Plan of Distribution" in this prospectus.

        Western's common stock is listed on the New York Stock Exchange under the trading symbol "WGR".

        Investing in the common stock involves risks. See "Risk Factors" beginning on page 1.

        Neither the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Reoffer Prospectus is March 1, 2003.

TABLE OF CONTENTS

THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
INDEMNIFICATION

        You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate only as of their respective dates and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless otherwise stated or the context otherwise requires, references in this prospectus to "we," "us," and "our" refer to Western Gas Resources, Inc. and its subsidiaries as a consolidated entity, while references to "Western" refer only Western Gas Resources, Inc. on a nonconsolidated basis.

THE COMPANY

        We are an independent gas gatherer and processor and an energy marketer providing a full range of services to our customers from the wellhead to the delivery point. We explore for, develop and produce, gather, process and treat, transport and market natural gas and natural gas liquids ("NGLs") in major gas-producing basins in the Rocky Mountain, Mid-Continent, Gulf Coast and Southwestern regions of the United States. We connect producers' wells to our gathering systems for delivery to our processing or treating plants, process the natural gas to extract natural gas liquids and treat the natural gas in order to meet pipeline specifications. We are a nationwide marketer of natural gas, NGLs and wholesale electric power, providing a full range of services including risk management, storage, transportation, scheduling and peaking services to a variety of customers. Western was incorporated in Delaware in 1989. Its principal offices are located at 12200 North Pecos Street, Denver, Colorado 80234-3439, and its telephone number is (303) 452-5603.

RISK FACTORS

        Prospective investors should carefully review the following factors together with the other information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement prior to making an investment decision.

Volatile product prices, financial difficulties experienced by the companies with which we maintain relationships, the costs of exploration and development and hedging transactions could have a material adverse effect on our financial condition and results of operations.

        Our future financial condition and results of operations will depend significantly upon the prices received for our natural gas and NGLs. Prices for natural gas and NGLs are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These factors include the level of domestic production, the availability of imported oil and gas, actions taken by foreign oil and gas producing nations, the availability of transportation systems with adequate capacity, the availability of competitive fuels, fluctuating and seasonal demand for oil, gas and NGLs, conservation and the extent of governmental regulation of production and the overall economic environment. A substantial or extended decline in gas and/or NGL prices would depress the levels of exploration, development, production, gathering, processing and treating, transportation and marketing activities. Lower levels of these activities could result in a corresponding further decline in the demand for our natural gas and NGLs and our services and products, which could have a material adverse effect on our financial condition and results of operations and access to capital.

        Our risk management policy is to enter into futures, swaps and option contracts primarily to reduce risk and lock-in profit margins on our marketing and storage activities. Over-the-counter derivatives, with creditworthy counterparties, also permit us to offer our gas customers alternate pricing and delivery mechanisms meeting their specific needs. To ensure a known price for future equity production and a fixed margin between gas injected into storage and gas withdrawn from storage, we typically will sell a futures contract and related basis swap and thereafter, either (i) make physical delivery of our product to comply with such futures contract and settle our basis swap or (ii) buy matching futures and basis position contracts to unwind our position and sell our production to a customer in the cash market. We also may contract to sell future production to a customer at a fixed price and then purchase futures contracts to lock-in a margin. These same techniques also may be utilized to manage price risk for product purchased from marketing customers. Such contracts may expose us to the risk of financial loss in certain circumstances, including instances where production is less than expected, our customers fail to purchase or deliver the contracted quantities of natural gas or NGLs or credit risk with derivatives counterparties. Furthermore, to the extent that we engage in hedging activities, we may be prevented from realizing the benefits of price increases above the levels of such hedges.

Financial difficulties experienced by the companies with which we maintain relationships could have a material adverse effect on our financial condition and results of operations.

        In addition, if the companies with which we maintain trading relationships and participate in joint ventures experience financial difficulties, we may be subject to increased exposure to credit risk. Any inability of these companies to continue their trading relationships with us or their participation in the joint ventures or to meet their capital expenditure commitments and other financial obligations to us also could have a material adverse effect on our financial condition and results of operations.

The uncertainties of gas supply may affect our ability to replace dedicated reserves.

        Numerous risks affect our continued ability to replace dedicated reserves. We must continually connect new wells to our gathering systems in order to maintain or increase throughput levels to offset natural declines in dedicated volumes. In general, the volume of production from a property declines as reserves are depleted. Historically, while individual plants have experienced declines in dedicated reserves over time, we have been successful in connecting additional reserves to more than offset the natural declines and reserves dedicated to existing facilities. Successful exploration activities, development projects or acquisitions of properties containing proven reserves are necessary to maintain the level of dedicated reserves. There is no assurance that we will continue to be successful in replacing the dedicated reserves processed at our facilities.

Our estimates of gas reserves are subject to numerous uncertainties.

        Our reserve estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved and probable reserves, the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates are imprecise and should be expected to change, as additional information becomes available. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition, the estimates of future net revenues from our proved reserves and the present value thereof are based upon certain assumptions about production levels, prices and costs, which may not be correct. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results may differ materially from the results estimated. Our estimates of reserves dedicated to our gathering and processing facilities are calculated by our reservoir engineering staff and are based on publicly available data. These estimates may be less reliable than the reserve estimates made for our own producing properties since the data available for estimates of our own producing properties also include our proprietary data.

Our ability to pay fixed charges and common stock dividends depends on many factors.

        Our financial and operational performance depends in part on prevailing economic conditions and on various financial, business and other factors beyond our control. We cannot assure you that our cash flows and capital resources will be sufficient to pay our fixed charges, including interest expense and common stock dividends.

Opportunities for expansion and availability of related financing are uncertain.

        In order for us to expand our business through either the purchase or construction of new gathering and processing facilities, we will be required to identify expansion opportunities and to finance such activities, using cash flow, equity or debt financing or a combination thereof. No assurance can be given that appropriate opportunities for expansion at levels of profitability that satisfy our target rates can be obtained or that financing on terms acceptable to us can be obtained. Natural gas and oil price volatility make it difficult to estimate the value of acquisitions and to budget and forecast the return on our projects. In addition, unusually volatile prices often disrupt the market for gas and oil properties, as buyers and sellers have more difficulty agreeing on the purchase price of properties.

The natural gas exploration, production, distribution and marketing businesses are highly competitive, and there can be no assurance that we can compete successfully with other companies in the industry.

        We compete with other companies in the gathering, processing, treating and marketing businesses both for supplies of natural gas and for customers for our natural gas and NGLs, and for the acquisition of leaseholds. Competition for natural gas supplies is primarily based on the efficiency and reliability of our services, the availability of transportation and the ability to obtain a satisfactory price for natural gas and NGLs. Our competitors for obtaining additional gas supplies, for gathering and processing gas and for marketing gas and NGLs include national and local gas gatherers, brokers, marketers and distributors of various sizes, financial resources and experience. For marketing customers that have the capability of using alternative fuels, such as oil and coal, we also compete based primarily on price and availability of such alternative fuels. Our competitors for obtaining leaseholds include major and large independent oil companies as well as smaller independent oil companies and brokers. Competition for sales customers is primarily based upon reliability and price of deliverable natural gas and NGLs. We have experienced narrowing margins related to third-party sales due to the increasing availability of pricing information in the natural gas industry. Suppliers in our gas marketing transactions may request additional security such as letters of credit that are not required of certain of our competitors. If the additional security is required, our marketing margins and volumes may be adversely impacted.

Exploration, development and production are subject to environmental laws and regulations that could affect our financial position or results of operations.

        Our exploration and development activities and the construction and operation of our gathering systems, plants and other facilities used for the gathering, transporting, processing, treating or storing of natural gas and NGLs are subject to federal, state and local environmental laws and regulations, including those that can impose obligations to clean-up hazardous substances at our facilities or at facilities to which the we send wastes for disposal. In most instances, the applicable environmental regulatory requirements relate to water and air pollution control or waste management. Environmental regulation can increase the cost of planning, designing, constructing and operating our facilities or well sites.

        Under the Clean Air Act, as amended, individual states are required to adopt regulations to implement the operating permit program. We do not believe that compliance with the Clean Air Act will require any material capital expenditures, although it will cause increased permitting costs in future years and will increase certain operating costs, such as emissions fees, on an on-going basis. We do not believe that such cost increases will have a material effect on our financial position or results of operations.

        We believe that we are in substantial compliance with current applicable material environmental laws and regulations. We believe that it is reasonably likely that the trend in environmental legislation and regulation will continue to be towards stricter standards. We are unaware of future environmental standards that are reasonably likely to be adopted that will have a material effect on our financial position or results of operations, but cannot rule out that possibility.

Exploration and development is subject to numerous operational risks.

        The business of exploring for, developing or acquiring reserves is capital intensive. The cost of drilling, completing and operating wells and of installing production facilities and pipelines is often uncertain. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of reserves will be impaired. Future increases in the costs of conducting exploration and development may not be fully offset by increases in the prices received for natural gas or NGLs. In addition, there can be no assurance that our future exploration, development and acquisition activities will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs. Also, our drilling operations could diminish or cease, among other reasons, because of any of the following:

  •
  title problems;

  •
  presence of water or other deleterious substances in the well;

  •
  sour gas leakage;

  •
  fire;

  •
  weather conditions;

  •
  noncompliance with or changes in governmental requirements or regulations;

  •
  shortage or delays in the delivery or availability of equipment; and

  •
  failure or delays in obtaining permits from regulatory agencies, such as those issued by the Bureau of Land Management and various state agencies, for our operations in a timely manner.

Our business is subject to numerous other operational risks.

        The natural gas and NGL business involves certain operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other hazards and risks, any of which could affect our financial position or results of operations. In addition, the failure of an operator of our wells to adequately perform operations, or such operator's breach of the applicable agreements, could also have a material adverse effect on our financial condition and results of operations.

Regulations may have a significant impact upon our overall operations.

        The exploration, development and production of natural gas and NGLs are subject to federal, state and local laws and regulations that can have a significant impact upon our overall operations. We believe that we are in substantial compliance with applicable material laws and regulations.

        As a processor and marketer of natural gas and NGLs, we depend on the transportation and storage services offered by various interstate and intrastate pipeline companies for the delivery and sale of our own gas supplies as well as those we process and/or market for others. Both the performance of transportation and storage services by interstate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory Commission ("FERC") or state regulatory agencies. An inability to obtain transportation and/or storage services at competitive rates can hinder our processing and marketing operations and/or affect our sales margins.

We can make no assurance as to the ultimate regulations passed by FERC or the effects such regulations may have on the operating costs of MIGC, an interstate pipeline located in the Powder River Basin in Wyoming that we own and operate.

        In addition, the construction of additional gathering and processing facilities and the development of natural gas reserves require permits from several federal, state and local agencies. In the past we have been successful in receiving all permits necessary to conduct our operations. There can be no assurance, however, that permits in the future will be obtainable or issued in a timely fashion or that the terms of any permits will be compatible with our business plans.

        There is no assurance that the laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency, will not be changed, applied or interpreted in a manner which will have a significant impact on our overall operations.

Operational risks may result in curtailment or suspension of operations.

        We are subject to various hazards which are inherent in the industry in which we operate such as explosions, product spills, leaks and fires, acts of sabotage or terrorism, each of which could cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in curtailment or suspension of operations at the affected facility. We maintain physical damage, comprehensive general liability, workers' compensation and business interruption insurance. Such insurance is subject to deductibles that we consider reasonable. We are not fully insured against all risks in our business; however, we believe that the coverage we maintain is adequate and consistent with other companies in the industry. Consistent with insurance coverage typically available to the natural gas industry, our insurance policies do not provide coverage for losses or liabilities relating to pollution, except for sudden and accidental occurrences.

USE OF PROCEEDS

        All proceeds from the sale of the common stock offered hereby will be for the account of the selling stockholders. We will not receive any of the proceeds from the sale from time to time of the common stock offered hereby. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by any selling stockholder will be borne by such selling stockholder.

SELLING STOCKHOLDERS

        This prospectus covers possible sales by our officers, directors and affiliates of shares they acquire through exercise of stock options granted under the Stock Plan. Non-affiliates that are not named in this prospectus holding the lesser of 1,000 shares or one percent of the shares issuable under the Stock Plan may use this prospectus to sell up to the lesser of 1,000 shares or one percent of the shares issuable under the Stock Plan. Information regarding the selling stockholders, including the number of shares offered for sale, will be set forth in a prospectus supplement to the extent required. The address of the selling stockholders is in care of Western at 12200 North Pecos Street, Denver, Colorado 80234-3439.

PLAN OF DISTRIBUTION

        We are registering the shares of common stock covered by this reoffer prospectus for the account of the selling stockholders.

        The selling stockholders may sell the shares in one or more transactions (which may involve one or more block transactions) on the New York Stock Exchange, in sales occurring in the public market off such system, in privately negotiated transactions or in a combination of such transactions. Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The selling stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act as agent or acquire the shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). The selling stockholders will pay usual and customary brokerage fees. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principals any unsold shares at the price required to fulfill the respective broker-dealer's commitment to the selling stockholders. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions.

        To our knowledge, there is currently no agreement with any broker or dealer respecting the sale of the shares offered hereby. Upon the sale of any such shares, the selling stockholders or anyone effecting sales on behalf of the selling stockholders may be deemed an underwriter, as that term is defined under the Securities Act of 1933, as amended.

        We will pay all costs relating to the registration of the shares of common stock and the preparation and reproduction of this reoffer prospectus. However, any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders or other party selling such shares. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

        In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption form registration or qualification is available and is obtained.

LEGAL MATTERS

        John C. Walter, who is giving an opinion regarding the legality of the securities registered hereby, is Executive Vice President, General Counsel and Secretary of Western Gas Resources, Inc. As of March 1, 2003, Mr. Walter owned 42,509 shares of Western's common stock and options to purchase 74,000 shares of Western's common stock.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

        Western is subject to the informational requirements of the Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Western. Western's common stock is listed and traded on the New York Stock Exchange. These reports, proxy and information statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows "incorporation by reference" into this prospectus of information that Western files with the SEC. This permits Western to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. Western incorporates by reference the following documents that have been filed with the SEC:

  •
  Registration Statement on Form 8-A relating to registration of shares of Western's common stock and Registration Statement on Form 8-A relating to registration of Western's Series A Junior Participating Preferred Stock purchase rights;

  •
  Annual Report on Form 10-K for the year ended December 31, 2001;

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

  •
  Current Reports on Form 8-K dated March 1, 2002, April 15, 2002, May 21, 2002, July 11, 2002, August 13, 2002, October 24, 2002, November 12, 2002, November 26, 2002 and February 21, 2003; and

  •
  Proxy Statement for the Annual Meeting of Shareholders held on May 17, 2002.

        Western incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

        Western will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to John C. Walter, Executive Vice President, Western Gas Resources, Inc., 12200 North Pecos Street, Denver, Colorado 80234-3439 (telephone (303) 452-5603).

INDEMNIFICATION

        Western's Bylaws incorporate substantially the provisions of the General Corporation Law of the State of Delaware providing for indemnification of its directors, officers, employees, and agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer, director, employee or agent of Western. In addition, Western is authorized to enter into indemnification agreements with its directors and officers providing mandatory indemnification to them to the maximum extent permissible under Delaware law.

        As permitted under Delaware law, Western's Certificate of Incorporation provides for the elimination of the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of the director's fiduciary duty of care. The provision is limited to monetary damages, applies only to a director's actions while acting within his capacity as a director, and does not entitle Western to limit director liability for any judgment resulting from (a) any breach of the director's duty of loyalty to Western or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) paying an illegal dividend or approving an illegal stock repurchase; or (d) any transaction from which the director derived an improper personal benefit. In addition, Section 145 of the General Corporation Law of the State of Delaware provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for expenses, including counsel fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if in the case of other than derivative suits, the person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation (and with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful). In the case of a derivative suit, a director, officer, employee or agent of the corporation who is not protected by the Certificate of Incorporation, may be indemnified by the corporation for expenses, including counsel fees, actually and reasonably incurred by the person in connection with defense or settlement of such action or suit if such person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which a director, officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a present or former director or officer who is successful on the merits in defense of a suit against such person.

        Western also maintains directors' and officers' liability insurance. The specific terms and provisions of the insurance policies limit such coverage.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and persons controlling Western pursuant to the foregoing provisions, or otherwise, Western has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Western of expenses incurred or paid by a director, officer or controlling person of Western in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Western will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents are incorporated by reference in this registration statement:

  (a)
  The Registrant's latest Annual Report on Form 10-K, filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

  (b)
  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

  (c)
  The descriptions of the Common Stock and Series A Junior Participating Preferred Stock purchase rights that are contained in the Registrant's registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such descriptions.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        John C. Walter, who is giving an opinion regarding the legality of the securities registered hereby, is Executive Vice President, General Counsel and Secretary of the Registrant. As of March 1, 2003, Mr. Walter owned 42,509 shares of Common Stock and options to purchase 74,000 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

        The Registrant's Bylaws incorporate substantially the provisions of the General Corporation Law of the State of Delaware providing for indemnification of directors, officers, employees, and agents of the Registrant against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer, director, employee or agent of the Registrant. In addition, the Registrant is authorized to enter into indemnification agreements with its directors and officers providing mandatory indemnification to them to the maximum extent permissible under Delaware law.

        As permitted under Delaware law, the Registrant's Certificate of Incorporation provides for the elimination of the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of the director's fiduciary duty of care. The provision is limited to monetary damages, applies only to a director's actions while acting within his capacity as a director, and does not entitle the Registrant to limit director liability for any judgment resulting from (a) any breach of the director's duty of loyalty to the Registrant or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) paying an illegal dividend or approving an illegal stock repurchase; or (d) any transaction from which the director derived an improper personal benefit. In addition, Section 145 of the General Corporation Law of the State of Delaware provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for expenses, including counsel fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if in the case of other than derivative suits, the person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation (and with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful). In the case of a derivative suit, a director, officer, employee or agent of the corporation who is not protected by the Certificate of Incorporation, may be indemnified by the corporation for expenses, including counsel fees, actually and reasonably incurred by the person in connection with defense or settlement of such action or suit if such person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which a director, officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a present or former director or officer who is successful on the merits in defense of a suit against such person.

        The Registrant also maintains directors' and officers' liability insurance. The specific terms and provisions of the insurance policies limit such coverage.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following exhibits are filed as part of this registration statement.

Exhibit Number	Description
4.1	The Certificate of Incorporation of the Registrant (Filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Registration No. 33-31604, and incorporated herein by reference).
4.2
Certificate of Amendment to the Certificate of Incorporation of the Registrant (Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, Registration No. 33-31604, and incorporated herein by reference).
4.3
Certificate of Designation of 7.25% Cumulative Senior Perpetual Convertible Preferred Stock of the Registrant (Filed as Exhibit 3.5 to the Registrant's Registration Statement on Form S-1, Registration No. 33-43077, and incorporated herein by reference).
4.4	Certificate of Designation of the $2.625 Cumulative Convertible Preferred Stock of the Registrant (Filed under cover of Form 8-K, dated February 24, 1994, and incorporated herein by reference).
4.5
The Amended and Restated Bylaws of the Registrant, adopted on October 12, 2001, and in effect on the date hereof (Filed as Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, and incorporated herein by reference).
4.6
Rights Agreement, dated as of March 22, 2001, between the Registrant and Fleet National Bank (f/k/a Bank Boston, NA), as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, printed Rights Certificates will not be mailed until after the Distribution Date (as such term is defined in the Rights Agreement) (Filed as Exhibit 1 to the Registrant's Registration Statement on Form 8-A (No. 001-10389), dated March 29, 2001, and incorporated herein by reference).
4.7	2002 Non-Employee Directors' Stock Option Plan (incorporated herein by reference).
5.1	Opinion of John C. Walter, as to the legality of the Common Stock offered hereby.
23.1	Consent of John C. Walter (included as part of Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP.

Item 9. Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 7th day of March, 2003.

WESTERN GAS RESOURCES, INC.
By:	/s/ JOHN C. WALTER Name: John C. Walter Title: Executive Vice President

        KNOWN ALL MEN BY THESE PRESENTS that each person whose signature to this registration Statement appears below hereby constitutes and appoints John C. Walter and William J. Krysiak, or either of them, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER A. DEA Peter A. Dea	Chief Executive Officer, President and Director (Principal Executive Officer)	March 7, 2003
Brion G. Wise	Chairman of the Board and Director	, 2003
/s/ W. L. STONEHOCKER Walter L. Stonehocker	Vice Chairman of the Board and Director	March 7, 2003
/s/ WILLIAM J. KRYSIAK William J. Krysiak	Chief Financial Officer (Principal Financial and Accounting Officer)	March 7, 2003

/s/ LANNY F. OUTLAW Lanny F. Outlaw	Director	March 7, 2003
Dean Phillips	Director	, 2003
Joseph E. Reid	Director	, 2003
/s/ RICHARD B. ROBINSON Richard B. Robinson	Director	March 7, 2003
/s/ WARD SAUVAGE Ward Sauvage	Director	March 7, 2003
/s/ JAMES A. SENTY James A. Senty	Director	March 7, 2003
Bill M. Sanderson	Director	, 2003